Exhibit 10.11.2
SIDE AGREEMENT
1.	CASCAL B.V., a private company with limited liability with its registered office in Amsterdam, the Netherlands, and its place of business at Strawinskylaan 3105, 1077 ZX Amsterdam, the Netherlands, duly represented in this matter by Mr. S.M.J. Richer, who is fully authorised, hereinafter to be referred to as “Cascal.”
and
2.	BIWATER CONTRACTING B.V., a private company with limited liability with its registered office in Amsterdam, the Netherlands, and its place of business at Strawinskylaan 3105, 1077 ZX Amsterdam, the Netherlands, duly represented in this matter by Mr. D.L. Magor, hereinafter to be referred to as “Biwater”,
Cascal and Biwater will hereinafter be referred to jointly as the “Parties”.
WHEREAS:
•	Both Cascal and Biwater individually lease a part of the office Premises numbered 6.1.24 — hereinafter the “Premises” — located at Strawinskylaan 3105, 1077 ZX Amsterdam, the Netherlands, from Equity Trust Co. N. V. — hereinafter the “Lessor” — on the basis of written lease agreements; see Annex 1, hereinafter the “Lease Agreements”.

•	Cascal and Biwater have both given an undertaking to the Lessor to stand surety for each other — hereinafter to be referred to as “Surety”- as defined in Book 7, Section 850 of the Dutch Civil Code, for the performance of each other’s payment obligations — namely the rent and service charges, plus VAT — under the Lease Agreements.

•	Biwater must enter the Premises leased by Cascal in order to be able to enter the Premises leased by Biwater, see Annex 2;

•	The obligation of the Parties to pay the rent and service charges plus VAT to the Lessor is hereinafter referred to as the “Payment Obligation”.

•	The Party not meeting its Payment Obligation by the due date is hereinafter the “Debtor”.

•	The point in time, by which the Payment Obligation is to be met, is hereinafter referred to as the “Due date”.

•	Cascal and Biwater wish to set out below the terms and conditions of this suretyship and Biwater’s right to enter the Premises leased by Cascal in order to be able to access the Premises leased by Biwater.

HAVE AGREED AS FOLLOWS
Article 1
1.1	The Parties both declare that they will promptly meet their Payment Obligation under the Lease Agreements to the Lessor.

1.2	Should either Party not meet its Payment Obligation by the Due Date, the Debtor will notify the Surety accordingly in writing within two weeks following the Due Date, stating the reason for the non-performance of such obligation. To the extent that any defences exist with respect to the content or the time for performance of the Payment Obligation, the Debtor will inform the Surety accordingly in writing in said letter, submitting the appropriate evidence.

1.3	As soon as the Surety is requested by the Lessor in writing to meet the Debtor’s Payment Obligation, the Surety will notify the Debtor accordingly by registered letter within 14 days following such demand for payment.

1.4	Within 4 weeks from the date of the Lessor’s demand for payment, the Surety will meet the Payment Obligation, with due observance of the provisions in Article 1.5.

1.5	The Surety will not meet the Payment Obligation:
a.	if the Debtor duly invokes any right to postpone performance and the Debtor has notified the Surety accordingly in writing in good time;

b.	during the period granted to the Debtor, within which the latter is able to annul the juristic act, from which the Payment Obligation originates, and the Debtor has notified the Surety accordingly in writing in good time;

c.	if the Surety, with the Debtor’s consent, raises a defence against the Lessor;

d.	until the Surety has received a demand for payment from the Lessor.
1.6	Immediately after payment, the Surety will notify the Debtor in writing of the Payment Obligation to the Lessor that it has met.

1.7	If, after the Lessor’s written request to the Surety to meet the Payment Obligation, the Debtor pays its Payment Obligation, the Debtor will immediately notify the Surety accordingly in writing.

1.8	Duplicate payment

1.8.1	To the extent that the Surety, after having been so ordered by the Lessor, has met the Payment Obligation to the Lessor, without informing the Debtor accordingly, and the Debtor has likewise made payment, the Debtor will transfer its claim on the Lessor for undue payment to the Surety

(Book 7, Section 867 of the Dutch Civil Code). In that case, the Surety will have no right of recourse against the Debtor.

1.8.2	To the extent that the Debtor — after the Surety has been ordered by the Lessor to make payment — meets its Payment Obligation to the Lessor, without notifying the Surety accordingly in good time, and the Surety subsequently meets the Payment Obligation to the Lessor, the Surety will transfer its claim on the Lessor for undue payment to the Debtor, and the latter will repay to the Surety the amount unduly paid by the Surety.

1.8.3	The Party breaching its notification obligation in the situations, as defined in Articles 1.8.1 and 1.8.2, in consequence of which the other Party has unduly paid, is liable for the loss of the Party which has unduly paid.
Article 2
2.1	As soon as the Surety has met the Payment Obligation to the Lessor, the Surety will, immediately following the payment, have a claim on the Debtor for the full amount that it has had to pay as principal amount, interest and charges to the Lessor, in accordance with the provisions in Book 6, Section 10 of the Dutch Civil Code. An invocation by the Surety of its right of recourse will not affect its right to subrogation of the Lessor’s rights.

2.2	Interest will not only include the interest stipulated, but also the statutory interest due and payable with respect to the Debtor. If the situation, as described in Article 1.5 (c), does not turn out well, and the Surety is nevertheless required to make payment, the statutory interest, if any, is payable by the Debtor on account of default by the Surety.

2.3	The Surety’s right of recourse does not extend to statutory interest for the period in which the Surety has been in default owing to a circumstance affecting the Surety personally, and does not extend to costs affecting the Surety personally and which the Surety was not reasonably required to incur.
Article 3
3.1	The Premises leased by Biwater borders on the Premises leased by Cascal and can only be entered via the Premises leased by Cascal. Accordingly, Biwater receives from Cascal the unencumbered right to enter the property leased by Cascal at all times.
3.2	Biwater shall not enter the Premises leased by Cascal for any purpose other than the purpose described in Article 3.1.
3.3.1	The parties are liable vis-a-vis the lessor for the Premises they lease, specifically for that part that they use.

3.3.2	Accordingly, Biwater indemnifies Cascal against any claims by the lessor or third parties against Cascal related to the leased Premises used by Biwater, as Cascal indemnifies Biwater against any claims by the lessor or third parties against Biwater related to the leased Premises used by Cascal.
3.4	Cascal is liable for any type of damage whatsoever which Biwater may incur in connection with claims against the latter related to the Premises leased by Cascal, as Biwater is also liable for any type of damage whatsoever which Cascal may incur in connection with claims against the latter related to the Premises leased by Biwater.
Article 4
If the Parties are required to inform each other in writing, they must do so by letter at all times.
Annex:
Annex 1: Lease Agreements
Annex 2: Premises specified in a drawing
Thus signed in two copies and agreed on 3 October 2006

Cascal B. V.	Biwater Contracting B.V.

/s/ Stephane Marcel Jean Richer	/s/ D. L. Magor

Director A

/s/ SIGNATURE ILLEGIBLE

Director B

Annex 1
EQUITY TRUST

Equity Trust Co. N.V.
Atrium, Strawinskylaan 3105, 1077 ZX Amsterdam
P.O. Box 71744, 1008 DE Amsterdam
The Netherlands

	Tel	+31 (0)20 406 4444
Cascal B.V.	Fax	+31 (0)20 642 7675
Suite 6.1.24	Email	infonl@equitytrust.com
Strawinskylaan 3105
1077 ZX AMSTERDAM
Amsterdam, 26 September 2006
Our ref       EB/Cascal 260906
Dear Sirs,
Re. Strawinskylaan 3105, Amsterdam
We take pleasure in confirming to you the lease of office space in the building Atrium at Strawinskylaan 3105, Amsterdam, on the conditions as set out below:
1	The lease relates to the office space on the sixth floor of Atrium, Strawinskylaan 3105, indicated as suite no. 6.1.24 on the attached plan,

2	The lease has been entered into for a period of 12 months commencing on 1 September 2006. The lease will terminate on 31 August 2007. If no notice of termination by registered letter has been given by either party three months before that date, the lease will continue thereafter unless and until terminated by either party giving to the other party notice by registered letter 6 (six) months in advance.

3.	The initial rent payable by you, the Lessor, to us, the Lessee, will be 50% of euro 29,343.60 being euro 14,671.80 (fourteen thousand six hundred seventy one euro and eighty cent), incl. VAT, per year payable in advance in quarterly instalments. The initial rent will be adjusted on 1 July of each subsequent year in accordance with paragraph 4. Charges for central heating, electricity, water, cleaning and insurance, except for the legal liability insurance (“wettelijke aansprakelijkheidsverzekering”) of the office space are all included in the rent.

Payment of rent and charges shall be made to a bank account to be indicated by us.

4.	The amount of rent shall be adjusted annually, for the first time on 1 July 2007, to reflect any changes during the previous calendar year of the costs of living index as applicable to the total population of The Netherlands and published by the Central Bureau of Statistics in The Hague, namely: by multiplication of the initial rent (a) by a fraction, the numerator of which shall be the price-index figure as per the end of the calendar year preceding the

Cascal B.V.
26 September 2006
year of adjustment (b) and the denominator of which shall be the price-index figure as per the beginning of the calendar year preceding the year of adjustment (c) (a x b/c = new rent). The sums thus arrived at shall, under no circumstances whatsoever, be less than the initial rent. We shall advise you in writing before 1 July each year of the extent of the indexed rent.

If the Central Bureau of Statistics ceases to publish the costs of living index and/or changes its calculation method, a comparable index will be used. If parties disagree on which comparable index, the director of the Central Bureau of Statistics will give a final and for both parties binding judgement thereon.

5.	The office space so leased may only be used as an office and you shall not be permitted the use the office space for any other purpose without our express prior approval in writing. Office hours are from 9.00 am. until 5.30 p.m. Monday to Friday, except for Netherlands public holidays. Entrance outside these office hours or on Netherlands public holidays is possible after consultation with us and will not result in an increase in your rent.

The office space shall be made available to you in a good state of repair, well decorated, with standard floor covering and provided with a desk, three chairs and two cupboards. We will maintain this in an appropriate decorative order.

For special meetings you shall be allowed to make use of the conference room, free of charge, provided that proper notice is given, preferably 1 (one) week before the meeting, to our Office Management. Meals during meetings can be arranged at cost, if requested in advance.

6.	During the office hours the floor will be staffed by a receptionist/secretary, who will be available for:
—	facsimile and photocopying;

—	telephone services;

—	distributing incoming mail, sending out mail and arranging for courier services, if required;

—	occasional secretarial services.
You shall be allowed to make use of our telefax and photocopier installations. Outgoing messages and photocopies shall be charged to you at our then current rates in force. The telephone in the office space will be installed at your expense.
You are allowed to make use of the pantry. Coffee and tea will be available free of charge. Any special services, including secretarial services for typing of letters, invoices etc. can be arranged through the intermediary of our Office Management. These services will be charged to you at our then current rates in force.

Cascal B.V.
26 September 2006
7.	You shall duly observe all directives given in writing by us or by competent authorities in respect of the office space and see to it that neither you nor any third party in your employ will materially interfere with the use by other occupants of the building and/or suites.

If necessary and in consultation with you, we shall draw up in writing a set of rules and regulations, in order to further the proper course of affairs in the building of which the leased office space forms part. You shall be required to comply with these rules and regulations and to ensure that any third parties working for you shall also comply with these rules and regulations.

8	The Lessor agrees that Biwater Contracting B.V. – hereinafter “Biwater” – with effect from 1 September 2006 shall lease a part of Suite 6.1.24. Biwater and the Lessor shall agree a separate lease agreement to that end, if the lease agreement with Biwater ends for whatever reason, the area of the Lessee’s premises shall be extended by the space previously occupied by Biwater. With effect from the first of the month following the month in which the lease agreement with Biwater ended, the Lessee’s rent and service charge shall be increased by the most recent rent and service charge respectively, paid by Biwater. The clauses in the lease agreement with the Lessee shall remain unchanged. Before the lease agreement with Biwater ends, the Lessor shall advise the Lessee of this and of the amount of the new rent and service charge in writing. As soon as the area of the premises changes, an initial inspection report shall be prepared for the premises formerly leased by Biwater.

Should Biwater not meet its obligations to pay rent and service charges including VAT, the Lessee gives an undertaking to the Lessor to pay such overdue rent, in the sense of Book 7, Section 855, Dutch Civil Code. Contrary to Book 7, Section 855, Dutch Civil Code, the Lessor and Lessee agree as follows:
•	Once non-payment has been noted, the Lessor shall order Biwater in writing within 14 days after this demand to pay such, and a copy shall be sent to the Lessee by simultaneous post;

•	On default of payment by Biwater, the Lessor shall advise the Lessee accordingly in writing, giving the Lessee a period of four weeks to make payment.
All other conditions and provisions of the lease agreement including the index clause of paragraph 4 and other side letters remain in force.

9.	You shall not be allowed to add, affix, alter, pull down or remove anything to, in or from the office space, including the wiring, other than usual items such as pictures on the wall etc. or other than with our express approval.

Any object which you, with our requisite approval, may have added, affixed, altered, pulled down or removed to, in or from the office space shall, upon expiration of the lease, be left intact, and you shah not be entitled to claim any compensation therefore from us unless otherwise agreed in advance. Furthermore, upon expiration, you are obliged to leave the

Cascal B.V.
26 September 2006
office space cleaned and on time. Upon departure you have to hand over and return all the keys to us, including the spare ones.

10	Any net curtains or sun blinds etc. to be fixed by you on the windows of the office space can only be fixed with our prior written consent, in colours, material and size to be determined in consultation with us.

11.	We will assist in arranging that your company’s name is situated in the entrance area on the sixth floor as well as in other areas to be determined after consultation with you and under the condition of approval of the property-management, in accordance with the Dutch Company law requirements.

12.	Maintenance and repair of the office space shall be for our account but any excessive costs for maintenance or repair, which were due, in our opinion, to improper use by yourselves, shall be for your account.

13.	We shall not be liable for the consequences of any visible or invisible defects, of which we are not aware, in the office space and/or communal areas, nor for a consequential loss to you, damage to persons or property of you, your employees or third parties, nor for any damage whatsoever, except for such damage/loss occurring after the Lessor has become aware of such occurrence and which is not attributable to the Lessee.

14.	You shall indemnify us from claims of your employees or of third parties in respect of damage to persons or goods present in the office space caused as a result of defects of which the Lessor is not aware and which the latter is not required to repair.

15.	We informed you that the lease hereunder considered shall be a sub-lease. We guarantee to you quiet enjoyment of the sub-leased office space during the term of this sub-lease but otherwise you shall not be entitled to enforce against us any right granted under the sub-lease whether expressed or implied which we, in turn, cannot enforce against the Head Lessor.

You specifically undertake to vacate the office space immediately on our first call if and when the Head lease should terminate during the existence of this sub-lease. In such case we will make a pro-rata refund of the prepaid rent.

Furthermore, if the head Lessor increases our rent because of rent-adjustments for whatever reasons, we are entitled to pass on these increases to you. The same applies in respect of increases in the service costs.

16.	For the purpose of any reminders, notices, etc. which we may wish to send or serve in connection with the implementation of the lease hereunder considered, you shall accept service of same at Strawinskylaan 3105, Amsterdam with a copy to our address in the U.K.

Cascal B.V.
26 September 2006
17.	At the effective date of this Agreement, you are required to pay a security deposit of three months rent to a bank account to be indicated by us. During this Lease Agreement you are not permitted to compensate and/or settle this security deposit with any amount you owe to us or which you will owe to us. The security deposit will be reimbursed to you within 30 days after the end of the lease period, unless Lessor has valid reasons not to do so.

18.	In case of non payment or delay in payment of the rent or any other amount you owe us, we are entitled to charge you a monthly interest of one per cent (1%) over the amount due.

19.	We are entitled to terminate this Agreement with immediate effect and without serving any notice upon you or without first obtaining a court settlement if you do not fulfil your obligations under this Agreement, you apply for suspension of payment or a bankruptcy petition against you is filed.

20.	This agreement shall be governed by and construed in accordance with the laws of The Netherlands and any dispute arising under or in connection herewith shall be submitted to the competent court in Amsterdam, subject to appeal and cassation (“cassatie”).
Please sign and return the enclosed copy of this letter as acknowledgement of our approval of the terms hereof.
Yours faithfully,
Equity Trust Co. N.V.

For approval,
Cascal B.V.

/s/J.C.W. van Burg	/s/R.G.A. de Schutter	/s/S.M.J. Richer

J.C.W. van Burg	R.G.A. de Schutter	S.M.J. Richer
Managing Director	Managing Director	Chief Executive Officer